Exhibit 3(fff)

CERTIFICATE OF FORMATION

OF

OAK GROVE MANAGEMENT COMPANY LLC

FIRST: The name of the limited liability company is Oak Grove Management Company LLC (the “Company”).

SECOND: The Company’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The Company shall be a separate, independent entity from its member.

FOURTH: The member of managers of the Company shall be fixed, from time to time, in the manner provided by in the Limited Liability Company Agreement of the Company and shall be one (1) or more.

The number of managers constituting the initial board of managers is one (1), and the name and address of the person who is to serve as manager until his succesors is duly elected and qualifies is:

Eric H. Peterson	Energy Plaza
1601 Bryan Street
Dallas, TX 75201

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Oak Grove Management Company LLC this 31st day of May, 2005.

OAK GROVE MANAGEMENT COMPANY LLC

By:	/s/ DON CLEVENGER
Name:	Don Clevenger
Title:	Authorized Individual